Exhibit 99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 6, 2008—IAC (Nasdaq: IACI) released fourth quarter 2007 results today.

SUMMARY RESULTS
$ in millions (except per share amounts)

	Q4 2007	Q4 2006	Growth	FY 2007	FY 2006	Growth
Revenue	$1,860.1	$1,720.1	8%	$6,373.4	$5,908.9	8%

Operating Income Before Amortization	210.1	260.5	-19%	655.3	742.1	-12%
Adjusted Net Income	139.4	206.3	-32%	442.5	522.1	-15%
Adjusted EPS	0.46	0.65	-29%	1.44	1.60	-9%

Operating (Loss) Income	(399.3)	(10.9)	NM	(159.6)	240.8	NM
Net (Loss) Income	(369.9)	15.3	NM	(144.1)	187.1	NM
GAAP Diluted EPS	(1.31)	0.05	NM	(0.50)	0.59	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

Overall Highlights

•

“There is good news and bad news this quarter — the mix of which is another reason why our previously announced plans to reorganize IAC into five independent public companies makes more and more sense,” said Barry Diller, IAC Chairman and CEO. “Bad news first: Lending continues to be negatively affected by the mortgage crisis, our catalog business had a difficult quarter, and our EPI discount products business continues to underperform. On the good side, our revenue gains this quarter include the very promising news of the continued turnaround at HSN; record worldwide ticket volume at Ticketmaster; increased queries from distributed toolbars, Fun Web Products and Ask; increased transactions and membership at Interval, and higher revenue per subscriber at Match. We have begun the year on a satisfactory basis and believe the work we are doing now to prepare each of the entities for separate public life will greatly benefit shareholders in 2008 and beyond.”

•

Q4 and full year 2007 operating loss and net loss reflect a goodwill and intangible asset impairment charge of $475.7 million, $452.1 million after-tax, related to the Lending segment and $57.2 million, $44.7 million after-tax, related to the Entertainment segment. Q4 2006 and full year 2006 included a goodwill and intangible asset impairment charge of $214 million, $167.9 million after-tax, related to the Entertainment segment.

•	Free Cash Flow in 2007 was $428 million, with $879 million in net cash provided by operating activities.

•	IAC repurchased 6 million shares of common stock at $24.25 per share on January 10, 2008.

Given the pending spin-off transactions, we thought it appropriate to present Q4 results for the businesses which will comprise IAC, HSN, Ticketmaster, LendingTree and Interval after the spin-offs:

Results As They Would Appear Post Spins*

	Revenue			Operating Income Before Amortization			Operating (Loss) Income
	Q4 2007	Q4 2006	Growth	Q4 2007	Q4 2006	Growth	Q4 2007	Q4 2006	Growth
	$ in millions			$ in millions			$ in millions
New IAC	$ 459.8	$ 381.4	21%	$ 50.6	$ 62.8	-19%	$ (59.2)	$ (184.1)	68%
Retailing (To be named HSN)	905.3	877.7	3%	85.3	92.1	-7%	79.1	85.1	-7%
Ticketmaster	354.7	279.1	27%	71.0	65.7	8%	63.8	59.1	8%
LendingTree	52.1	115.4	-55%	(28.3)	11.8	NM	(508.1)	7.2	NM
Interval	92.1	68.2	35%	31.5	28.2	12%	25.1	21.9	15%

* Following the spin-offs, the business comprising IAC will include those reported under New IAC on page 2. Retailing (to be named HSN) will consist of HSN and catalogs, but will exclude Shoebuy. Ticketmaster will consist of Ticketmaster, but will exclude Reserve America. LendingTree will include both the Lending and Real Estate businesses, while Interval will be comprised solely of the businesses previously reported under that name. For the purposes of this release, Shoebuy and Reserve America remain within Retailing and Ticketmaster, respectively, and had an immaterial impact on profits. Additionally, New IAC numbers above include all corporate and spin-off transaction expenses.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

NEW IAC

	Q4 2007	Q4 2006	Growth
Revenue	$ in millions
Media & Advertising	$226.6	$159.8	42%
Match	90.6	79.4	14%
ServiceMagic	21.9	15.3	43%
Entertainment	109.8	121.3	-9%
Emerging Businesses	16.3	6.0	172%
Intercompany Elimination	(5.5)	(0.5)	-971%
	$459.8	$381.4	21%
Operating Income Before Amortization
Media & Advertising	$31.2	$20.1	55%
Match	20.9	20.9	0%
ServiceMagic	2.0	2.5	-21%
Entertainment	36.8	48.1	-24%
Emerging Businesses	(7.4)	(3.3)	-126%
Corporate	(32.9)	(25.6)	-28%
	$50.6	$62.8	-19%
Operating (Loss) Income
Media & Advertising	$14.2	$13.9	2%
Match	16.2	20.7	-22%
ServiceMagic	1.5	1.6	-8%
Entertainment	(20.9)	(167.0)	87%
Emerging Businesses	(9.3)	(8.0)	-17%
Corporate	(60.8)	(45.4)	-34%
	$(59.2)	$(184.1)	68%

Media & Advertising

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com and Fun Web Products, and network properties which include distributed search, sponsored listings, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by an increase in queries and revenue per query from distributed search and sponsored listings, Fun Web Products and Ask. Within IAC Search & Media, network revenue growth outpaced that of proprietary revenue, primarily due to a wider adoption of sponsored listings products and toolbar distribution. Proprietary revenue grew on the strength of both Fun Web Products and Ask.com, which continues to see improved user retention and frequency.

Media & Advertising profit benefited from a reduction in the current year expense of $4.6 million resulting from the capitalization and amortization of costs related to the distribution of toolbars which began on April 1, 2007. These costs had previously been expensed as incurred.

Media & Advertising operating income for the current period also reflects an increase in amortization of non-cash marketing of $10.8 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

NEW IAC — continued

Match

Revenue growth was driven by a 14% increase in revenue per subscriber. International subscribers grew 11%, while worldwide subscribers grew 1%. Flat Operating Income Before Amortization is primarily due to higher marketing costs compared to the year ago period. Operating income for the current period reflects amortization of non-cash marketing of $3.9 million and an increase of $0.6 million in the amortization of intangibles.

ServiceMagic

ServiceMagic revenue benefited from a 20% increase in customer service requests, improved monetization of service requests and a 9% increase in the number of service providers in the network. Profit declines reflect increased operating expenses primarily associated with the expansion of the sales force and higher customer acquisition costs, including higher offline marketing expenses versus the prior year period.

Entertainment

Revenue and Operating Income Before Amortization declines reflect lower sales in the fundraising channel, particularly in Sally Foster products and coupon books. Operating loss includes a $57.2 million impairment charge related to goodwill and intangible assets, reflecting significant continued deterioration in the core fundraising channels in which the company operates. Q4 2006 operating loss includes a $214 million impairment charge related to goodwill and intangible assets.

Corporate

Corporate expense for the period included $4.1 million in transaction expenses related to the spin-offs and a $2.7 million increase in payroll taxes paid related to the exercise of options during the quarter.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RETAILING (To be named HSN)

	Q4 2007	Q4 2006	Growth
	$ in millions
Revenue	$905.3	$877.7	3%
Operating Income Before Amortization	85.3	92.1	-7%
Operating Income	79.1	85.1	-7%

Revenue reflects increased contributions from HSN, catalogs and Shoebuy. HSN grew revenue 8% excluding America’s Store, which ceased operations on April 3, 2007. Online sales continued to grow at a double digit rate in the fourth quarter.

Retailing results reflect a slightly higher overall average price point as a result of a product mix shift and higher units shipped. During the quarter, HSN continued to improve sales efficiency across the majority of its product categories. The number and average spend of frequent customers grew, while the number of total active customers remained relatively flat. Excluding America’s Store, revenue at HSN reflects higher units shipped and price point partially offset by an increase in return rate primarily due to a shift in sales mix. Catalogs revenue growth reflects higher units shipped on a flat average price point and decreased circulation at certain catalogs.

Operating Income Before Amortization declines reflect lower gross margins and higher operating expenses at catalogs, partially offset by strong profit growth at HSN. Operating income for the current period reflects amortization of non-cash marketing of $1.9 million and decreases in amortization of intangibles and non-cash compensation of $1.5 million and $1.2 million, respectively.

TICKETMASTER

	Q4 2007	Q4 2006	Growth
	$ in millions
Revenue	$354.7	$279.1	27%
Operating Income Before Amortization	71.0	65.7	8%
Operating Income	63.8	59.1	8%

Record worldwide ticket volumes drove a 17% increase in tickets sold, with 8% higher average overall revenue per ticket. Domestic revenue increased 14% primarily due to higher volume of concert ticket sales including Bon Jovi, Celine Dion and Bruce Springsteen. International revenue grew 54%, or 42% excluding the effects of foreign exchange, due primarily to increased revenue in the United Kingdom and Canada. Profit growth was adversely impacted by non-recurring items which benefited the prior year period. In addition we experienced higher expenses associated with product and technology initiatives, international development, marketing efforts, including secondary market initiatives, and higher overall royalty rates.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LENDINGTREE

	Q4 2007	Q4 2006	Growth
Revenue	$ in millions
Lending	$42.8	$100.9	-58%
Real Estate	9.4	14.5	-35%
	$52.1	$115.4	-55%
Operating Income Before Amortization
Lending	$(24.1)	$17.2	NM
Real Estate	(4.2)	(5.4)	22%
	$(28.3)	$11.8	NM
Operating (Loss) Income
Lending	$(502.7)	$14.1	NM
Real Estate	(5.4)	(6.9)	22%
	$(508.1)	$7.2	NM

Lending

Revenue declined primarily due to fewer loans sold into the secondary market, lower revenue per loan sold, and fewer loans closed at the exchange. Revenue from all home loan products declined with home equity declining the fastest. Profits were impacted by $11.2 million in restructuring costs and an $8.3 million provision for loan losses in the quarter, compared to $1.2 million in Q4 2006. The Q4 2007 loan loss provision reflects the increased losses the company is experiencing with respect to previously sold loans. Profits were also impacted by higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by lower marketing expenses. Operating loss includes a $475.7 million impairment charge related to goodwill and intangible assets. This charge reflects the Company’s reassessment of the likely future profitability of Lending in the face of current mortgage market conditions and the operational strategies undertaken in connection with such market realities.

Real Estate

Results reflect fewer closings at the builder and broker networks, partially offset by increased closings at the company owned brokerage. Losses decreased due to lower administrative costs resulting in part from the restructuring of the business during the year and lower marketing expenses.

INTERVAL

	Q4 2007	Q4 2006	Growth
	$ in millions
Revenue	$92.1	$68.2	35%
Operating Income Before Amortization	31.5	28.2	12%
Operating Income	25.1	21.9	15%

Revenue reflects a $17.5 million contribution from ResortQuest Hawaii, acquired on May 31, 2007. Revenue and profit growth were driven by strong transaction revenue, due to 4% growth in member transaction volume and higher average fees, and a 6% increase in members reflecting strong new member growth combined with a sustained retention rate. Profits grew at a slower rate than revenue primarily due to the inclusion of ResortQuest Hawaii.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

INTERVAL continued

Prior to Q4 2007, the Company’s Interval segment improperly recorded deferred revenue and certain related direct costs. Revenue, direct costs and profits were overstated from Q3 2002 through Q3 2007. The error was due primarily to the recognition of renewal revenue beginning in the month a member renewed its membership rather than beginning with the actual start date of the renewal period. The corrections summarized below had no impact on cash flows for any period. In addition, this error had no effect on the actual effective dates of any member’s membership.

	2007					2006
Interval (in millions)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Revenue, as originally reported	$89.0	$88.5	$98.5	$92.1	$368.1	$81.4	$74.1	$72.9	$70.8	$299.1
Correction of error	(2.6)	(2.6)	(2.5)	–	(7.6)	(2.7)	(2.7)	(2.6)	(2.6)	(10.5)
Revenue, as restated	$86.4	$85.9	$96.0	$92.1	$360.4	$78.7	$71.4	$70.4	$68.2	$288.6

Operating expenses, as originally reported	$54.3	$58.5	$70.2	$67.0	$250.0	$51.2	$51.5	$50.1	$46.8	$199.6
Correction of error	(0.4)	(0.4)	(0.4)	–	(1.3)	(0.4)	(0.4)	(0.4)	(0.4)	(1.7)
Operating expenses, as restated	$53.9	$58.1	$69.7	$67.0	$248.7	$50.8	$51.1	$49.7	$46.4	$197.9

Operating Income Before Amortization, as originally reported	$41.0	$36.3	$36.2	$31.5	$145.0	$36.4	$28.9	$29.1	$30.3	$124.8
Correction of error	(2.1)	(2.2)	(2.1)	–	(6.4)	(2.3)	(2.3)	(2.1)	(2.2)	(8.8)
Operating Income Before Amortization, as restated	$38.9	$34.1	$34.2	$31.5	$138.7	$34.2	$26.6	$27.0	$28.2	$115.9

Operating Income, as originally reported	$34.7	$30.0	$28.4	$25.1	$118.1	$30.1	$22.5	$22.8	$24.0	$99.6
Correction of error	(2.1)	(2.2)	(2.1)	–	(6.4)	(2.3)	(2.3)	(2.1)	(2.2)	(8.8)
Operating Income, as restated	$32.6	$27.8	$26.3	$25.1	$111.7	$27.8	$20.3	$20.7	$21.9	$90.7

All prior year annual and quarterly results have been restated to reflect the correction of this error. The cumulative effect of this error was to overstate revenue, certain related direct costs, Operating Income Before Amortization, operating income and net earnings available to common shareholders by $62.6 million, $9.3 million, $53.3 million, $53.3 million and $33.5 million, respectively, from Q3 2002 through Q3 2007.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Q4 other income (expense) benefited from a $16.4 million gain in Q4 2007 reflecting an increase in the fair value of the derivative asset received by the Company in connection with the sale of HSE24.  Additionally, Q4 other income (expense) benefited from a $1.4 million gain in Q4 2007 as compared to a $6.4 million loss in Q4 2006, reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off.  The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

Pre-tax loss includes a $16.7 million gain related to the Company’s 2005 sale of its interests in VUE. This gain resulted from the resolution of certain contingencies related to the sale.

In Q4 2007, IAC recorded a $30.1 million tax provision on a continuing operations pre-tax loss of $357.2 million. This tax provision is due principally to the impairment of goodwill that is substantially non-deductible for income tax purposes and interest on tax reserves.  In Q4 2007, the effective tax rate for adjusted net income was 36%, which is higher than the federal statutory rate of 35% due to interest on tax reserves, partially offset by foreign income taxed at lower rates.  In Q4 2006, IAC recorded a tax benefit on continuing operations of $6.3 million. This tax benefit is due principally to the net effect of an adjustment of $19.6 million related to the release of deferred tax liabilities associated with a foreign equity investment and the increase in the valuation allowance for a deferred tax asset associated with state net operating losses. In addition, there was a benefit associated with the Company’s decision to permanently reinvest the earnings of certain foreign subsidiaries. These favorable items were partially offset by the impairment of goodwill (which is only partially deductible for income tax purposes) and interest on tax reserves. In Q4 2006, the effective tax rate for adjusted net income was 23%, which is lower than the federal statutory rate of 35% due to the items referred to in the fifth sentence of this paragraph and the benefit associated with the Company’s decision to permanently reinvest the earnings of certain foreign subsidiaries, partially offset by interest on tax reserves.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2007, IAC had approximately $1.9 billion in cash, restricted cash and marketable securities, $946.4 million in debt and, excluding $79.4 million in LendingTree Loans debt that is non-recourse to IAC, $1.1 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	2/1/08	Dilution at:

Share Price			$26.26	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 2/1/08	277.8		277.8	277.8	277.8	277.8	277.8

RSUs and Other	10.3		10.3	10.2	10.1	10.0	9.9
Options	12.0	$29.08	1.3	1.6	1.9	2.1	2.3
Warrants	34.6	$27.88	4.7	5.5	7.9	10.4	13.1
Convertible Notes	0.5	$14.82	0.5	0.5	0.5	0.5	0.5

Total Treasury Method Dilution			16.7	17.7	20.3	23.0	25.8
% Dilution			5.7%	6.0%	6.8%	7.6%	8.5%
Total Treasury Method Diluted Shares Outstanding			294.5	295.5	298.1	300.8	303.6

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q4 financial results on Wednesday, February 6, 2008, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

		Q4 2007	Q4 2006	Growth

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source
Proprietary		48.3%	55.5%
Network		51.7%	44.5%

MATCH
Paid Subscribers (000s)		1,286.5	1,275.9	1%

RETAILING	(a)
Units shipped (mm)		17.1	16.5	3%
Gross profit %		36.6%	38.0%
Return rate		17.9%	17.2%
Average price point		$59.16	$58.28	2%
Internet %	(b)	35%	30%
HSN total homes - end of period (mm)		90.8	89.1	2%
Catalogs mailed (mm)		103.7	105.8	-2%

TICKETMASTER
Number of tickets sold (mm)		38.8	33.2	17%
Gross value of tickets sold (mm)		$2,433	$1,874	30%

LENDINGTREE
Lending

Transmitted QFs (000s)	(c)	535.3	901.4	-41%
Closings - units (000s)	(d)	32.3	60.1	-46%
Closings - dollars ($mm)	(d)	$4,134	$7,600	-46%

Real Estate
Closings - units (000s)		1.9	2.9	-33%
Closings - dollars ($mm)		$483	$729	-34%

INTERVAL
Members (000s)		1,961	1,850	6%
Confirmations (000s)	(e)	212	204	4%
Share of confirmations online	(e)	27%	24%

(a)          Retailing includes HSN, catalogs and Shoebuy for all periods presented.

(b)         Internet demand as a percent of total Retailing demand excluding Liquidations and Services.

(c)          Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)         Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

(e)          Excludes bookings for ResortQuest Hawaii from non-Interval members.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Product sales	$1,017,428	$998,960	$3,180,771	$3,127,958
Service revenue	842,719	721,176	3,192,639	2,780,944
Net revenue	1,860,147	1,720,136	6,373,410	5,908,902
Cost of sales-product sales (exclusive of depreciation shown separately below)	612,483	583,752	1,934,976	1,860,245
Cost of sales-service revenue (exclusive of depreciation shown separately below)	405,104	295,487	1,439,480	1,120,174
Gross profit	842,560	840,897	2,998,954	2,928,483

Selling and marketing expense	362,737	341,248	1,343,542	1,265,840
General and administrative expense	225,327	194,848	842,938	748,220
Other operating expense	33,126	29,767	106,329	114,188
Amortization of non-cash marketing	16,590	4,500	54,112	37,125
Amortization of intangibles	55,732	56,214	147,417	182,732
Depreciation	40,565	36,106	156,416	150,503
Goodwill impairment	507,764	189,085	507,764	189,085
Operating (loss) income	(399,281)	(10,871)	(159,564)	240,790

Other income (expense):
Interest income	13,977	16,945	67,516	70,381
Interest expense	(15,008)	(14,485)	(61,069)	(60,075)
Gain on sale of VUE interests	16,669	—	16,669	—
Equity in income of unconsolidated affiliates	9,089	8,730	28,653	34,324
Other income (expense)	17,366	(8,437)	35,717	(2,458)
Total other income, net	42,093	2,753	87,486	42,172

(Loss) earnings from continuing operations before income taxes and minority interest	(357,188)	(8,118)	(72,078)	282,962
Income tax (provision) benefit	(30,123)	6,324	(138,052)	(119,245)
Minority interest in losses (income) of consolidated subsidiaries	1,415	(153)	4,561	548
(Loss) earnings from continuing operations	(385,896)	(1,947)	(205,569)	164,265
Gain on sale of discontinued operations, net of tax	—	9,579	33,524	9,579
Income from discontinued operations, net of tax	16,003	7,711	27,976	13,221
Net (loss) earnings available to common shareholders	$(369,893)	$15,343	$(144,069)	$187,065

(Loss) earnings per share from continuing operations:
Basic (loss) earnings per share	$(1.36)	$(0.01)	$(0.72)	$0.54
Diluted (loss) earnings per share	$(1.36)	$(0.01)	$(0.72)	$0.51

Net (loss) earnings per share available to common shareholders:
Basic (loss) earnings per share	$(1.31)	$0.05	$(0.50)	$0.61
Diluted (loss) earnings per share	$(1.31)	$0.05	$(0.50)	$0.59

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEETS

(unaudited; $ in thousands)

	December 31,	December 31,
	2007	2006
ASSETS		(Restated)
CURRENT ASSETS
Cash and cash equivalents	$1,585,302	$1,428,140
Restricted cash and cash equivalents	23,701	27,855
Marketable securities	326,788	897,742
Accounts receivable, net	483,336	411,656
Loans held for sale, net	86,754	345,896
Inventories	331,970	325,976
Deferred income taxes	97,401	32,435
Prepaid and other current assets	352,177	488,557
Total current assets	3,287,429	3,958,257

Property, plant and equipment, net	651,474	594,536
Goodwill	6,473,014	6,849,976
Intangible assets, net	1,404,897	1,463,972
Long-term investments	450,318	168,791
Other non-current assets	257,388	161,256
TOTAL ASSETS	$12,524,520	$13,196,788

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$111,857	$357,679
Accounts payable, trade	279,749	254,508
Accounts payable, client accounts	413,070	304,800
Deferred revenue	171,650	152,927
Income taxes payable	20,521	518,806
Accrued expenses and other current liabilities	691,965	678,268
Total current liabilities	1,688,812	2,266,988

Long-term obligations, net of current maturities	834,566	856,408
Income taxes payable	266,488	—
Other long-term liabilities	171,725	196,460
Deferred income taxes	938,786	1,112,577
Minority interest	40,481	24,881

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	417	410
Class B convertible common stock	32	32
Additional paid-in capital	14,744,318	14,636,478
Retained earnings	567,820	291,192
Accumulated other comprehensive income	39,814	76,505
Treasury stock	(6,768,739)	(6,260,145)
Note receivable from key executive for common stock issuance	—	(4,998)
Total shareholders’ equity	8,583,662	8,739,474
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,524,520	$13,196,788

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2007	2006
		(Restated)
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings available to common shareholders	$(144,069)	$187,065
Less: income from discontinued operations, net of tax	(61,500)	(22,800)
(Loss) earnings from continuing operations	(205,569)	164,265
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	303,833	333,235
Goodwill impairment	507,764	189,085
Non-cash compensation expense	105,612	92,344
Amortization of cable distribution fees	4,866	29,565
Amortization of non-cash marketing	54,112	37,125
Deferred income taxes	(65,059)	6,975
Gain on sales of loans held for sale	(147,546)	(221,400)
Gain on sale of VUE interests	(16,669)	—
Equity in income of unconsolidated affiliates, net of dividends	(21,317)	(33,324)
Minority interest in losses of consolidated subsidiaries	(4,561)	(548)
Increase in cable distribution fees	—	(16,876)
Changes in current assets and liabilities:
Accounts receivable	(68,485)	(61,058)
Origination of loans held for sale	(5,822,599)	(7,841,607)
Proceeds from sales of loans held for sale	6,223,363	8,089,128
Inventories	(14,754)	(25,504)
Prepaid and other current assets	(95,371)	(14,952)
Accounts payable, income taxes payable and other current liabilities	3,481	23,239
Deferred revenue	28,357	30,992
Funds collected by Ticketmaster on behalf of clients, net	72,114	2,593
Other, net	37,532	45,107
Net cash provided by operating activities attributable to continuing operations	879,104	828,384
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(191,882)	(117,580)
Capital expenditures	(231,944)	(243,558)
Purchases of marketable securities	(783,783)	(934,769)
Proceeds from sales and maturities of marketable securities	1,367,178	1,543,818
Proceeds from sales of long-term investments	109,923	7,212
Increase in long-term investments	(230,584)	(20,666)
Proceeds from sale of VUE interests	15,669	—
Proceeds from sale of discontinued operations	4,173	267,637
Other, net	14,065	(6,848)
Net cash provided by investing activities attributable to continuing operations	72,815	495,246
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	5,651,803	7,700,842
Repayments of warehouse lines of credit	(5,910,849)	(7,724,663)
Principal payments on long-term obligations	(21,620)	(12,266)
Purchase of treasury stock	(542,946)	(983,208)
Issuance of common stock, net of withholding taxes	(64,194)	93,780
Excess tax benefits from stock-based awards	82,885	17,997
Collection of note receivable from key executive for common stock issuance	4,998	—
Other, net	(641)	15,868
Net cash used in financing activities attributable to continuing activities	(800,564)	(891,650)
Total cash provided by continuing operations	151,355	431,980
Net cash used in operating activities attributable to discontinued operations	(15,809)	(7,790)
Net cash used in investing activities attributable to discontinued operations	(965)	(14,160)
Net cash used in financing activities attributable to discontinued operations	(695)	(796)
Total cash used in discontinued operations	(17,469)	(22,746)
Effect of exchange rate changes on cash and cash equivalents	23,276	31,826
Net increase in cash and cash equivalents	157,162	441,060
Cash and cash equivalents at beginning of period	1,428,140	987,080
Cash and cash equivalents at end of period	$1,585,302	$1,428,140

SEE IMPORTANT NOTES AT END OF TIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2007	2006
Net cash provided by operating activities attributable to continuing operations	$879.1	$828.4
Decrease in warehouse lines of credit	(259.0)	(23.8)
Capital expenditures	(231.9)	(243.6)
Tax (refunds) payments related to the sale of VUE interests	(22.4)	3.1
Tax payments related to the sale of PRC	43.6	—
Tax payments related to the sale of HSE24	18.7	—
Free Cash Flow	$428.0	$564.2

For the twelve months ended December 31, 2007, consolidated Free Cash Flow decreased by $136.2 million from the prior year period due principally to higher cash taxes paid and lower net cash from changes in loans held for sale and warehouse lines of credit, partially offset by an increased contribution from Ticketmaster client cash and a reduction in capital expenditures. The contribution from Ticketmaster client cash increased $69.5 million over the prior year period. Free Cash Flow includes the change in warehouse lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments and refunds related to the sale of the Company’s interests in VUE, PRC and HSE24 because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Diluted (loss) earnings per share	$(1.31)	$0.05	$(0.50)	$0.59
GAAP diluted weighted average shares outstanding	283,252	293,732	285,686	319,535
Net (loss) earnings available to common shareholders	$(369,893)	$15,343	$(144,069)	$187,065
Non-cash compensation expense	29,313	21,572	105,612	92,344
Amortization of non-cash marketing	16,590	4,500	54,112	37,125
Amortization of intangibles	55,732	56,214	147,417	182,732
Goodwill impairment	507,764	189,085	507,764	189,085
Net other (income) expense related to the fair value adjustment of derivatives	(1,430)	6,367	(5,813)	9,344
Other income related to fair value adjustment of the derivative created in the sale of HSE24	(16,350)	—	(24,121)	—
Gain on sale of VUE interests and related effects	(14,555)	6,270	(8,400)	14,861
Gain on sale of discontinued operations, net of tax	—	(9,579)	(33,524)	(9,579)
Discontinued operations, net of tax	(16,003)	(7,711)	(27,976)	(13,221)
Impact of income taxes and minority interest	(51,858)	(75,898)	(128,941)	(168,656)
Interest on convertible notes, net of tax	92	176	403	1,027
Adjusted Net Income	$139,402	$206,339	$442,464	$522,127

Adjusted EPS weighted average shares outstanding	299,833	315,331	306,252	327,280

Adjusted EPS	$0.46	$0.65	$1.44	$1.60

GAAP Basic weighted average shares outstanding	283,252	293,732	285,686	305,204
Options, warrants and restricted stock, treasury method	—	—	—	14,331
Conversion of convertible preferred and convertible notes (if applicable)	—	—	—	—
GAAP Diluted weighted average shares outstanding	283,252	293,732	285,686	319,535
Options, warrants and RS, treasury method not included in diluted shares above	7,957	15,265	11,960	—
Impact of restricted shares and convertible preferred and notes (if applicable), net	8,624	6,334	8,606	7,745
Adjusted EPS shares outstanding	299,833	315,331	306,252	327,280

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$31.2	$—	$(10.8)	$(6.2)	$—	$14.2
Match	20.9	—	(3.9)	(0.8)	—	16.2
ServiceMagic	2.0	(0.2)	—	(0.4)	—	1.5
Entertainment	36.8	—	—	(9.4)	(48.3)	(20.9)
Emerging Businesses	(7.4)	(0.4)	—	(1.6)	—	(9.3)
Corporate and other	(32.9)	(28.0)	—	—	—	(60.8)
Total New IAC	50.6	(28.5)	(14.7)	(18.3)	(48.3)	(59.2)
Retailing (To be named HSN)	85.3	(0.1)	(1.9)	(4.2)	—	79.1
Ticketmaster	71.0	(0.6)	—	(6.6)	—	63.8
LendingTree
Lending	(24.1)	(0.1)	—	(19.1)	(459.5)	(502.7)
Real Estate	(4.2)	—	—	(1.1)	—	(5.4)
Total LendingTree	(28.3)	(0.1)	—	(20.2)	(459.5)	(508.1)
Interval	31.5	—	—	(6.4)	—	25.1
Total	$210.1	$(29.3)	$(16.6)	$(55.7)	$(507.8)	(399.3)
Other income, net						42.1
Loss from continuing operations before income taxes and minority interest						(357.2)
Income tax provision						(30.1)
Minority interest in losses of consolidated subsidiaries						1.4
Loss from continuing operations						(385.9)
Gain on sale of discontinued operations, net of tax						—
Income from discontinued operations, net of tax						16.0
Net loss available to common shareholders						$(369.9)

(A) Non-cash compensation expense includes $2.2 million, $2.4 million, $24.6 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
New IAC
Media & Advertising	$7.9
Match	2.1
ServiceMagic	0.8
Entertainment	1.2
Emerging Businesses	0.5
Corporate and other	3.6
Total New IAC	16.1
Retailing (To be named HSN)	8.6
Ticketmaster	11.3
LendingTree
Lending	1.9
Real Estate	0.3
Total Lending Tree	2.2
Interval	2.3
Total Depreciation	$40.6

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$87.7	$—	$(33.6)	$(24.7)	$—	$29.4
Match	78.4	—	(11.1)	(1.4)	—	65.8
ServiceMagic	20.8	(0.6)	—	(2.6)	—	17.6
Entertainment	8.9	—	—	(11.5)	(48.3)	(50.9)
Emerging Businesses	(12.2)	(0.9)	—	(4.9)	—	(18.0)
Corporate and other	(98.5)	(100.9)	—	—	—	(199.4)
Total New IAC	85.0	(102.4)	(44.8)	(45.0)	(48.3)	(155.5)
Retailing (To be named HSN)	210.8	(0.9)	(9.3)	(14.8)	—	185.7
Ticketmaster	263.6	(2.4)	—	(26.2)	—	235.0
LendingTree
Lending	(22.5)	0.1	—	(27.7)	(459.5)	(509.5)
Real Estate	(20.2)	0.1	—	(6.8)	—	(26.9)
Total LendingTree	(42.7)	0.2	—	(34.5)	(459.5)	(536.4)
Interval	138.7	(0.1)	—	(26.9)	—	111.7
Total	$655.3	$(105.6)	$(54.1)	$(147.4)	$(507.8)	(159.6)
Other income, net						87.5
Loss from continuing operations before income taxes and minority interest						(72.1)
Income tax provision						(138.1)
Minority interest in losses of consolidated subsidiaries						4.6
Loss from continuing operations						(205.6)
Gain on sale of discontinued operations, net of tax						33.5
Income from discontinued operations, net of tax						28.0
Net loss available to common shareholders						$(144.1)

(A) Non-cash compensation expense includes $8.0 million, $8.7 million, $88.7 million and $0.2 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
New IAC
Media & Advertising	$30.8
Match	7.6
ServiceMagic	2.6
Entertainment	5.3
Emerging Businesses	1.9
Corporate and other	13.5
Total New IAC	61.5
Retailing (To be named HSN)	34.6
Ticketmaster	41.8
LendingTree
Lending	8.9
Real Estate	1.2
Total Lending Tree	10.1
Interval	8.4
Total Depreciation	$156.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$20.1	$—	$—	$(6.2)	$—	$13.9
Match	20.9	—	—	(0.2)	—	20.7
ServiceMagic	2.5	(0.2)	—	(0.8)	—	1.6
Entertainment	48.1	—	—	(26.1)	(189.1)	(167.0)
Emerging Businesses	(3.3)	(0.1)	(4.5)	(0.1)	—	(8.0)
Corporate and other	(25.6)	(19.8)	—	—	—	(45.4)
Total New IAC	62.8	(20.0)	(4.5)	(33.3)	(189.1)	(184.1)
Retailing (To be named HSN)	92.1	(1.3)	—	(5.7)	—	85.1
Ticketmaster	65.7	—	—	(6.6)	—	59.1
LendingTree
Lending	17.2	(0.1)	—	(2.9)	—	14.1
Real Estate	(5.4)	(0.1)	—	(1.4)	—	(6.9)
Total LendingTree	11.8	(0.2)	—	(4.3)	—	7.2
Interval	28.2	—	—	(6.3)	—	21.9
Total	$260.5	$(21.6)	$(4.5)	$(56.2)	$(189.1)	(10.9)
Other income, net						2.8
Loss from continuing operations before income taxes and minority interest						(8.1)
Income tax benefit						6.3
Minority interest in income of consolidated subsidiaries						(0.2)
Loss from continuing operations						(1.9)
Gain on sale of discontinued operations, net of tax						9.6
Income from discontinued operations, net of tax						7.7
Net earnings available to common shareholders						$15.3

(A) Non-cash compensation expense includes $1.6 million, $1.7 million and $18.3 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
New IAC
Media & Advertising	$7.4
Match	1.7
ServiceMagic	0.5
Entertainment	1.4
Emerging Businesses	0.6
Corporate and other	2.2
Total New IAC	13.8
Retailing (To be named HSN)	8.3
Ticketmaster	9.6
LendingTree
Lending	2.0
Real Estate	0.5
Total Lending Tree	2.5
Interval	1.9
Total Depreciation	$36.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
New IAC
Media & Advertising	$58.3	$—	$(29.6)	$(34.6)	$—	$(6.0)
Match	63.4	—	(3.0)	(2.0)	—	58.4
ServiceMagic	16.2	(0.6)	—	(3.1)	—	12.4
Entertainment	13.9	—	—	(29.9)	(189.1)	(205.2)
Emerging Businesses	(15.9)	(0.2)	(4.5)	(0.5)	—	(21.0)
Corporate and other	(85.4)	(88.1)	—	—	—	(173.4)
Total New IAC	50.5	(88.9)	(37.1)	(70.2)	(189.1)	(334.8)
Retailing (To be named HSN)	268.9	(4.8)	—	(36.2)	—	228.0
Ticketmaster	264.4	—	—	(27.1)	—	237.3
LendingTree
Lending	63.6	0.9	—	(16.4)	—	48.1
Real Estate	(21.3)	0.4	—	(7.6)	—	(28.5)
Total LendingTree	42.3	1.3	—	(24.0)	—	19.6
Interval	115.9	—	—	(25.2)	—	90.7
Total	$742.1	$(92.3)	$(37.1)	$(182.7)	$(189.1)	$240.8
Other income, net						42.2
Income from continuing operations before income taxes and minority interest						283.0
Income tax provision						(119.2)
Minority interest in losses of consolidated subsidiaries						0.5
Income from continuing operations						164.3
Gain on sale of discontinued operations, net of tax						9.6
Income from discontinued operations, net of tax						13.2
Net earnings available to common shareholders						$187.1

(A) Non-cash compensation expense includes $7.0 million, $7.6 million, $77.6 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
New IAC
Media & Advertising	$27.7
Match	7.5
ServiceMagic	1.7
Entertainment	5.7
Emerging Businesses	2.0
Corporate and other	10.7
Total New IAC	55.4
Retailing (To be named HSN)	37.4
Ticketmaster	38.2
LendingTree
Lending	9.3
Real Estate	2.4
Total Lending Tree	11.7
Interval	7.8
Total Depreciation	$150.5

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (7) one-time items, and (8) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse lines of credit due to the close connection that exists with changes in loans held for sale which are included in cash provided by operating activities. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE24 due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, including the pending spin-off transactions, anticipated trends and prospects in the various industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, risks relating to the contemplated spin-off transactions and related matters, including, among others, increased demands on senior management at IAC and it businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or overall credit markets, a continuing or accelerating slowdown in the domestic housing market, increased credit losses relating to certain underperforming loans sold into the secondary market, effectiveness of hedging activities, changes affecting distribution channels, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services, changes in product delivery costs, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC please visit http://iac.com

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT